Exhibit 21

                                    Subsidiary of the Registrant


                                                    Jurisdiction of
         Name                                       Incorporation

Dee Gee Footwear, Inc.                               Massachusetts


(This subsidiary was incorporated in 1991 and was inactive from 1991 through 1996.)